SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                                                      Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-11(c) or Rule 14a-12

Beverly Hills Bancorp Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BEVERLY HILLS BANCORP INC.

23901 Calabasas Road, Suite 1050

Calabasas, California 91302

July 25, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Beverly Hills Bancorp Inc. The Annual Meeting will be held at 10:00 a.m. Pacific Time on Thursday, August 31, 2006, at the law offices of McDermott, Will & Emery LLP, 2049 Century Park East, Conference Room 38 Main, Los Angeles, California 90067.

We enclose the Notice of the Annual Meeting, Proxy Statement and form of proxy and a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. At the Annual Meeting you will be asked to elect seven directors to serve until the next annual meeting. We also will report to you on our operations, and you will have the opportunity to ask questions about Beverly Hills Bancorp Inc. that may be of general interest to stockholders.

The Proxy Statement contains important information concerning the matter to be voted on at the Annual Meeting. Please study it carefully. Your vote is very important, regardless of how many shares you own. Even if you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying self-addressed, postage prepaid envelope. If you do join us at the Annual Meeting and wish to vote in person, you may revoke your proxy at that time.

Sincerely,

Larry B. Faigin

Chairman Of The Board

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

BEVERLY HILLS BANCORP INC.

23901 Calabasas Road, Suite 1050

Calabasas, California 91302

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

to be held at 10:00 a.m. on Thursday, August 31, 2006

at the law offices of McDermott, Will & Emery LLP

2049 Century Park East

Conference Room 38 Main

Los Angeles, California 90067

TO THE STOCKHOLDERS OF BEVERLY HILLS BANCORP INC.:

The Annual Meeting of Stockholders of Beverly Hills Bancorp Inc. (the “Company”) will be held at 10:00 a.m. on Thursday, August 31, 2006, at the law offices of McDermott, Will & Emery LLP, 2049 Century Park East, Conference Room 38 Main, Los Angeles, California 90067. The Annual Meeting will be held for the following purposes:

1. To elect a board of seven directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected; the persons nominated by the Board of Directors (Howard Amster, Larry B. Faigin, Stephen P. Glennon, Robert H. Kanner, Kathleen L. Kellogg, William D. King and John J. Lannan) are described in the accompanying Proxy Statement; and

2. To consider and transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements thereof.

YOUR BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE FOR THE DIRECTOR NOMINEES NAMED IN ITEM 1.

Only stockholders of record as of the close of business on July 24, 2006 will be entitled to notice of and to vote at the Annual Meeting.

Under the Company’s bylaws, stockholders may not present nominees for election as directors or other proposals for action at the Annual Meeting unless written notice thereof, containing the information required by the Company’s bylaws, was delivered to the Secretary of the Company no later than the close of business on August 4, 2006. The Company has not received any nominees or proposals from stockholders.

PLEASE READ THE ENCLOSED PROXY STATEMENT CAREFULLY.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE. IF YOU LATER FIND THAT YOU CAN BE PRESENT OR DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING AT THE ANNUAL MEETING.

By Order of the Board of Directors,

Carol Schardt

Secretary

July 25, 2006

Calabasas, California

BEVERLY HILLS BANCORP INC.

23901 Calabasas Road, Suite 1050

Calabasas, California 91302

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

to be held at 10:00 a.m. on Thursday, August 31, 2006

at the law offices of McDermott, Will & Emery LLP

2049 Century Park East

Conference Room 38 Main

Los Angeles, California 90067

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Beverly Hills Bancorp Inc. (the “Company” or “BHBC”) for use at the 2006 Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, August 31, 2006, and at any adjournment or postponement thereof, for the purposes set forth in the attached Notice of 2006 Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board of Directors’ proxy that you may use to indicate your vote on the matters to be submitted to the stockholders at the meeting.

We have enclosed our Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, which includes our financial statements. The Form 10-K is not to be considered part of the soliciting materials.

This Proxy Statement and the accompanying form of Proxy were mailed to stockholders commencing on or about July 28, 2006.

VOTING RIGHTS AND PROXIES

Record Date and Outstanding Shares

Only stockholders of record at the close of business on July 24, 2006 will be entitled to notice of and to vote at the Annual Meeting. On July 24, 2006, the Company had 21,461,507 shares of common stock outstanding and approximately 77 stockholders of record (including brokers holding the Company’s stock in street name for others). The common stock is the only outstanding class of capital stock of the Company.

Quorum and Voting

A majority of all outstanding shares of common stock entitled to vote at the Annual Meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

Each share of common stock is entitled to one vote in the matter to be considered at the Annual Meeting. In the election of directors, the seven persons receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes are counted for the purpose of determining whether or not a quorum exists, but are not counted in the election of directors.

Proxies

Shares of common stock represented by proxies properly executed and received by the Company in time to be voted at the Annual Meeting, or any adjournment or postponement thereof, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such shares will be voted “FOR” each of the seven nominees named in this Proxy Statement. All proxies voted “FOR” each of the seven nominees for director, including proxies on which no instructions are indicated, may, at the discretion of the proxy holder, be voted “FOR” a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise.

The Board is not currently aware of any business to be acted upon at the Annual Meeting other than as described in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, persons appointed as proxies will have discretion to vote or act thereon in their best judgment.

If you are the record owner of your shares, you may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a new proxy card with a later date, (ii) delivering written notice to the Secretary of the Company before August 31, 2006, stating that you are revoking your proxy, or (iii) attending the Annual Meeting and voting your shares in person. Attendance at the Annual Meeting will not, in itself, constitute the revocation of your proxy.

Shares held in Street Name

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority to vote customers’ shares on certain “routine” matters, including the election of directors. If you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

If you hold your shares in street name, you must request a legal proxy from your brokerage firm in order to vote at the Annual Meeting if you attend in person. Otherwise, the Company cannot count your votes.

Costs of Solicitation

Proxies may be solicited by mail, personal interview, telephone and telecopy by directors, officers and employees of the Company and its subsidiaries on a part-time basis and for no additional compensation. The entire cost of soliciting proxies under this Proxy Statement will be borne by the Company and will include amounts paid in reimbursement to banks, brokerage firms, custodians, nominees and others for their expenses in forwarding soliciting material to the beneficial owners of the common stock held of record by such persons.

Any written revocation of your Proxy or other related communications in connection with this Proxy Statement, and requests for additional copies of this Proxy Statement or the form of Proxy, should be addressed to Carol Schardt, Secretary, Beverly Hills Bancorp Inc., 23901 Calabasas Road, Suite 1050, Calabasas, CA, 91302. If you have any questions or need further assistance in voting your shares, please call Ms. Schardt at (818) 223-8084.

ELECTION OF DIRECTORS

(Item No. 1 on the Proxy)

In accordance with the Bylaws of the Company, the Company’s directors are elected at each Annual Meeting of Stockholders and hold office until the next Annual Meeting and until their successors are duly elected. The Bylaws provide that Board Directors shall consist of no fewer than six and no more than ten directors as determined from time to time by the Board of Directors. The authorized number of directors is presently seven.

The Board of Directors has nominated the following seven persons to serve until the next Annual Meeting and their successors are duly elected:

Howard Amster

Larry B. Faigin

Stephen P. Glennon

Robert H. Kanner

Kathleen L. Kellogg

William D. King

John J. Lannan

Each of the nominees has indicated that he or she is willing and able to serve as a director. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted in favor of the seven nominees listed above.

All of the nominees also serve as directors of First Bank of Beverly Hills (“FBBH” or the “Bank”), the Company’s bank subsidiary.

Information Regarding the Nominees for Directors

The following table sets forth certain information regarding the nominees for director.

Name	Age as of July 24, 2006	Year First Elected or Appointed Director	Principal Occupation
Larry B. Faigin	63	1999	Mr. Faigin has been Chairman of the Board of Directors since September 1999. Mr. Faigin is the Chief Executive Officer of the Company, a position he has held since August 2005. In addition, Mr. Faigin has been Chief Executive Officer and President of FBBH since June 2006. Previously, from December 2005 to June 2006, Mr. Faigin was the Bank’s Executive Vice President of Development. From 2003 to 2005, Mr. Faigin was President and Chief Executive Officer of China Housing Partners, LLC, a residential developer in China. Previously, he was President and Chief Executive Officer of GreenPark Remediation, LLC, a company that specializes in acquiring environmentally impacted land and remediating and improving the property for further development. Mr. Faigin received his B.A. and J.D. degrees from Case Western Reserve University.

Howard Amster	58	2001	Mr. Amster is a professional real estate operator and also is a principal of Ramat Securities Ltd., a Cleveland-based investment firm. Mr. Amster also is a director of Horizon Group Properties, Inc., and Astrex Inc.

Name	Age as of July 24, 2006	Year First Elected or Appointed Director	Principal Occupation
Stephen P. Glennon	62	1999	Mr. Glennon is a retired financial executive. He was the Company’s Chief Executive Officer from September 1999 through May 2004 and its Chief Financial Officer from April 2003 through May 2004. Mr. Glennon received his B.A. degree from Colgate University in 1966.

Robert H. Kanner	58	2002	Mr. Kanner has been Chairman of the Board and President of Pubco Corporation, a manufacturer and marketer of computer printer supplies and specialized construction products, since 1987. Mr. Kanner also serves on the board of directors of Oglebay Norton Company.

Kathleen L. Kellogg	53	2005	Ms. Kellogg has been President of her own independent consulting company since 2000. Ms. Kellogg also is a director of First General Bank, and is a Trustee of the San Marino Schools Foundation. Ms. Kellogg received her B.S. and MBA degrees from the University of Southern California.

William D. King	64	2004	Mr. King is a retired executive. He currently serves and has served since December 2002 as Chairman of the Board of Directors of FBBH. Mr. King received his Masters degree in Business Administration from Harvard University in 1969 and received a B. S. degree in Business Administration from the University of North Carolina at Chapel Hill in 1964.

John J. Lannan	59	2004	Mr. Lannan has been a Principal with Brentwood Partners, Inc. in Santa Monica, California, a real estate financing firm specializing in institutional equity and mezzanine debt placement, since 1998. Prior to joining the Board, Mr. Lannan was a director with Centennial Bank in Fountain Valley, California, where he organized and funded the recapitalization of that institution. Mr. Lannan received his B.A. degree from St. Mary’s College of California.

There are no family relationships between any director or executive officer and any other director or executive officer of the Company. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE AS DIRECTORS.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board and Board Committee Meetings

The Board of Directors met 13 times in 2005. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of all meetings of the committees on which he or she served during the period he or she was a director.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee. The Audit Committee’s function is to meet with management, the internal auditors and the independent auditors to review and evaluate the Company’s audited financial statements, internal accounting controls and regulatory examinations and to monitor the Company’s compliance with laws, regulations and corporate policy. The Audit Committee’s duties are set forth in the Audit Committee Charter adopted by the Board of Directors.

The Audit Committee currently consists of directors King (Chair), Kanner and Kellogg. All directors who served on the Audit Committee in 2005 were “independent” within the listing standards of the Nasdaq Stock Market. The Audit Committee met 16 times during 2005.

Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors for compensation to executive officers of the Company, including salaries, bonuses and equity compensation; reviews compensation programs and practices for the Chief Executive Officer; and has supervisory control over the administration of the Company’s 1999 and 2002 Equity Participation Plans and other compensation plans and benefit programs. All actions of the Compensation Committee pertaining to executive compensation are submitted to the Board of Directors for approval.

The Compensation Committee currently consists of directors Kellogg (Chair), Amster and Kanner. Director Faigin, the Company’s Chief Executive Officer since August 2005, served on the Compensation Committee during 2005 and resigned from the Committee in April 2006. None of the other members of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries. The Compensation Committee met two times during 2005.

Nominating Committee. The Nominating Committee’s function is to identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company. In identifying and evaluating candidates for director, the Nominating Committee considers a number of criteria, including, but not limited to, the candidate’s professional experience, knowledge of the Company’s business, and involvement in community and civic affairs. In searching for qualified director candidates for the Board, the Nominating Committee solicits current Directors for names of potentially qualified candidates. Additionally, the Committee may request that Directors pursue their own business contacts for the names of potentially qualified candidates. The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the needs of the Board, and conduct an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of the Company. The Nominating Committee’s policy is to determine the slate of director nominees from within, and not to consider director candidates recommended by stockholders. A copy of the Nominating Committee Charter was filed as Appendix B to the Company’s Proxy Statement dated July 1, 2004; the Charter is not available on the Company’s website.

The Nominating Committee’s charter provides that the Nominating Committee shall consist of all of the then current independent directors of the Board of Directors, as “independent director” is defined under of the National Association of Securities Dealers’ listing standards. The Nominating Committee currently consists of directors Amster, Kanner, Kellogg, King and Lannan. Mr. Faigin also served on the Nominating Committee during 2005 until his appointment as the Company’s Chief Executive Officer in August 2005. It was not considered necessary for the Nominating Committee to hold any separate meetings during 2005 because such committee consisted nearly exclusively of the full Board of Directors. Consequently, the nominees for election to the Board of Directors were determined by the Board of Directors at one of its regular meetings.

Compensation Committee Interlocks and Insider Participation

Mr. Faigin, the Company’s Chief Executive Officer since August 2005, served on the Compensation Committee in 2005 and resigned from such committee in April 2006. None of the other members of the Compensation Committee is or was an officer or employee of the Company or any of its subsidiaries, and during 2005 there existed no interlocking relationship between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee of the type required to be disclosed under Section 402(j) of Regulation S-K of the Securities Act.

Shareholder Communications with the Board

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Beverly Hills Bancorp Inc., 23901 Calabasas Road, Suite 1050, Calabasas, California 91302. Any communication must state the number of shares beneficially owned by the shareholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed. The Secretary has the authority to discard the communication where deemed appropriate.

Director Attendance at Annual Meetings

The Company does not have a policy regarding Board member attendance at Annual Meetings of Stockholders but holds regular Board of Directors meetings immediately following the Company’s Annual Meetings. All seven members of the Board of Directors attended the 2005 Annual Meeting of Stockholders.

Compensation of Directors

All of the members of the Company’s Board of Directors also serve as directors of FBBH. Officers and employees of the Company and FBBH who also serve as directors do not receive any retainer or additional fees for serving as a director. For 2006, Directors Kellogg, King and Lannan receive a yearly stipend of $60,000, and directors Glennon and Kanner have accepted a reduced yearly stipend of $30,000. The chairs of the Audit Committee and the Compensation Committee receive additional yearly stipends of $30,000 and $5,000, respectively. In July 2006, the Company paid Mr. Lannan an additional $29,000 in fees for work performed in referring new loans to the Bank.

The Chairman of the Board of the Bank receives an additional yearly stipend of $30,000. The chairs of the Bank’s Asset and Liability Committee and Internal Asset Review Committee receive additional yearly stipends of $10,000.

The Company paid a total of $431,000 in directors fees for the year ended December 31, 2005.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the current executive officers of the Company and the Bank:

Name	Age	Position With Company and Bank	Position Since
Larry B. Faigin	63	Chief Executive Officer of BHBC	2005
		Chief Executive Officer and President of FBBH	2006
Craig W. Kolasinski	43	Executive Vice President and Chief Lending Officer, FBBH	2006
Annette J. Vecchio	55	Executive Vice President and Chief Credit Officer, FBBH	2006
John A. Kardos	49	Senior Vice President, Funding and Investment, FBBH	2003
Bryce W. Miller	44	Senior Vice President, Technology and Compliance, FBBH	2003
Takeo K. Sasaki	37	Chief Financial Officer of BHBC	2005
		Senior Vice President and Chief Financial Officer, FBBH	2003

Larry B. Faigin has been Chief Executive Officer of the Company since August 2005 and Chief Executive Officer and President of FBBH since June 2006. Previously, from December 2005 to June 2006, Mr. Faigin served as Executive Vice President of Development of FBBH. From 2003 to 2005, Mr. Faigin was President and Chief Executive Officer of China Housing Partners, LLC, a residential developer in China. Previously, he was President and Chief Executive Officer of GreenPark Remediation, LLC, a company that specializes in acquiring environmentally impacted land and remediating and improving the property for further development.

Craig W. Kolasinski has been Executive Vice President and Chief Lending Officer of FBBH since April 2006 and also held that position from October 2001 to February 2005. From February 2005 to April 2006, he served as the Bank’s Executive Vice President and Chief Credit Officer. Prior to joining FBBH, Mr. Kolasinski was a loan originator with Centennial Bank in Fountain Valley, California from January 2000 through October 2001.

Annette J. Vecchio has been Executive Vice President and Chief Credit Officer of FBBH since April 2006. Previously, from March 2002 to April 2006, she served as the Bank’s Senior Vice President and Portfolio Manager. Prior to that appointment, she was the Bank’s Vice President and Portfolio Manager from 1986 to March 2002.

John A. Kardos joined the Bank in 2000, and has been Senior Vice President, Funding and Investments for FBBH since June 2003. From July 2002 to June 2003 he was Senior Vice President and Liability Manager, and he has held other officer positions with FBBH since April 2000.

Bryce W. Miller has been Senior Vice President, Technology and Compliance for FBBH since February 2003. Previously, he was the Bank’s Vice President and Information Services Manager from July 2001 through February 2003 and its Vice President and Controller from June 2000 through June 2001.

Takeo K. Sasaki has been the Company’s Chief Financial Officer since February 2005 and has been the Bank’s Senior Vice President and Chief Financial Officer since February 2003. From July 2001 to February 2003, he was the Bank’s Vice President and Controller. Prior to joining the Bank, Mr. Sasaki was First Vice President and Controller for Prime Bank in Los Angeles, California from January 1998 to March 2001.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid or accrued by the Company for services rendered during the year ended December 31, 2005 to (i) the two individuals who served as Chief Executive Officer of the Company during the year and (ii) each of the four other most highly compensated executive officers of the Company who were serving as executive officers at December 31, 2005 (the “Named Executive Officers”).

	Annual Compensation				Other Annual Comp.($)	Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)			Securities Underlying Options/SARs(#)
Larry B. Faigin(1) Chief Executive Officer, BHBC	2005	$91,667	$—		$—	—

Joseph W. Kiley III(2)	2005	$275,000	$250,000		$—	—
Chief Executive Officer, BHBC and FBBH	2004	$275,000	$280,000		$—	—
	2003	$275,000	$165,000		$—	—

Craig W. Kolasinski	2005	$185,000	$160,000	(3)	$—	—
Executive Vice President	2004	$185,000	$260,000	(4)	$—	—
and Chief Credit Officer, FBBH	2003	$176,769	$150,000		$—	25,000

Takeo K. Sasaki	2005	$146,667	$82,000	(3)	$—	—
Chief Financial Officer, BHBC and FBBH	2004	$128,500	$108,000	(4)	$—	—
	2003	$112,102	$55,000		$—	5,000

Annette J. Vecchio	2005	$135,000	$82,000	(3)	$—	—
Senior Vice President,	2004	$124,167	$108,000	(4)	$—	—
Portfolio Manager, FBBH	2003	$116,943	$46,000		$—	5,000

Bryce W. Miller	2005	$120,000	$75,000	(3)	$—	—
Senior Vice President, Technology and	2004	$119,167	$92,000	(4)	$—	—
Compliance, FBBH	2003	$109,417	$44,000		$—	5,000

(1)	Mr. Faigin was appointed Chief Executive Officer in August 2005. Since June 2006, Mr. Faigin also has served as Chief Executive Officer and President of FBBH.
(2)	Mr. Kiley was Chief Executive Officer of BHBC from May 2004 to August 2005. Mr. Kiley also served as Chief Executive Officer of FBBH from October 2001 until his resignation in June 2006.
(3)	Three-fourths of this amount was paid in 2006. The remaining one-fourth will vest and become payable in December 2008.
(4)	Three-fourths of this amount was paid in 2005. The remaining one-fourth will vest and become payable in December 2007.

Option/SAR Grants in Last Fiscal Year

The Company did not grant stock options or SARs during the year ended December 31, 2005 to any of the Named Executive Officers.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table lists (i) the number and value of shares received upon the exercise of options in 2005, (ii) the aggregate number of unexercised options at December 31, 2005, and (iii) the value of unexercised in-the-money options at December 31, 2005 for each of the Named Executive Officers. The Company has no outstanding SARs.

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Larry B. Faigin(2)	60,000	$491,204	—	—	$—	$—
Joseph W. Kiley III	20,396	167,043	149,604	—	1,300,146	—
Craig W. Kolasinski	—	—	51,666	8,334	402,296	54,754
Takeo K. Sasaki	—	—	8,333	1,667	62,048	10,952
Annette J. Vecchio	—	—	8,333	1,667	62,048	10,952
Bryce W. Miller	—	—	8,333	1,667	62,048	10,952

(1)	In accordance with Securities and Exchange Commission rules, the value of unexercised “in-the-money” options is the difference between the closing sale price of the Common Stock on December 31, 2005 ($10.37 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.
(2)	In January 2006, Mr. Faigin was granted an option to purchase 600,000 shares at an exercise price of $10.50 per share.

Employment Arrangements

On March 7, 2006, the Company entered into an Employment Agreement with its Chief Executive Officer, Larry B. Faigin. Under the Employment Agreement, Mr. Faigin is entitled to a base salary of $275,000 for 2006, $285,000 for 2007, $295,000 for 2008, and an amount to be agreed upon thereafter. The Employment Agreement contemplates that each year the Company and Mr. Faigin will negotiate in good faith to establish an incentive compensation plan for him for the year. Mr. Faigin’s incentive compensation plan for 2006 provides for additional compensation if certain performance measures are achieved, including potential bonus payments under the following circumstances and in the following amounts: (1) if, prior to December 31, 2006, the Company repurchases 2,750,000 shares of its Common Stock (the number authorized by the board of directors), Mr. Faigin will receive a bonus of $100,000; (2) if the sale of the Bank’s Beverly Hills branch is completed by December 31, 2006, Mr. Faigin will receive a bonus equal to $250,000 plus 3% of the amount, if any, by which the sale price exceeds $6.0 million; and (3) if the Company’s general and administrative expenses for the year ending December 31, 2006 are less than a specified level, Mr. Faigin will receive a bonus of 10% of the amount by which the specified amount exceeds the actual total. The Company may terminate Mr. Faigin’s employment at any time with or without cause. If the Company terminates Mr. Faigin’s employment without cause, or Mr. Faigin terminates his employment under circumstances constituting “good reason,” Mr. Faigin will be entitled to a continuation of base salary and benefits until two years from the date of termination or December 31, 2008, whichever occurs later. “Good reason” includes, among other things, a change of control of the Company, the failure of the Board of Directors to nominate Mr. Faigin as a director, or the appointment of any officer senior to Mr. Faigin. Mr. Faigin may terminate his employment at any time upon 60 days written notice. Mr. Faigin’s agreement was approved by a majority of the Company’s independent directors. Mr. Faigin was not present during the directors’ deliberations with respect to his agreement, and he was not present during the vote on his agreement.

Effective January 1, 2006, the Bank entered into a new Employment and Confidentiality Agreement with Joseph W. Kiley III, then the Chief Executive Officer and President of FBBH. This agreement succeeded Mr. Kiley’s former Employment, Confidentiality and Contingent Severance Agreement, which expired on December 31, 2005. Pursuant to the new agreement, Mr. Kiley would continue to serve as the Bank’s Chief Executive Officer and President for a new one-year term commencing on January 1, 2006. Either the Bank or

Mr. Kiley could terminate the employment relationship under this agreement at any time, with or without reason, upon thirty days notice to the other. The agreement provided that Mr. Kiley would receive a base annual salary of $275,000, and would be eligible to receive a bonus for the year 2005 in the amount of $250,000, of which $175,000 was payable in March 2006 and the balance of $75,000 was payable in June 2006. Mr. Kiley resigned effective June 30, 2006.

In November 2003, the Bank entered into a change-in-control agreement with Craig W. Kolasinski, the Bank’s Executive Vice President and Chief Lending Officer. This agreement provides that, in the event of a change in control (as defined in the agreement) of the Company or the Bank, Mr. Kolasinski would be entitled to receive a severance payment if within one year after a change in control, his employment is involuntarily terminated by the Bank for any reason other than cause or death or disability, or he voluntarily terminates his employment after certain adverse changes in the terms of his employment (“Good Reason”). The amount of the severance payment for Mr. Kolasinski would be his annual base salary.

Effective January 1, 2004, the Bank entered into a “Stay Bonus” letter agreement with Mr. Kolasinski. Pursuant to this agreement, if Mr. Kolasinski is in “Continuous Service” (as defined in the agreement) from the date of the agreement through and including January 1, 2007, the Bank will pay him a stay bonus in cash in the amount of $300,000 (the “First Stay Bonus”) on such date. If Mr. Kolasinski is in Continuous Service from the date of this letter agreement through and including January 1, 2008, the Bank will pay him an additional stay bonus in cash in the amount of $150,000 (the “Second Stay Bonus”) on such date. If there is a “Change in Control” (as defined in the agreement), and he is in Continuous Service through the end of the nine-month period following the occurrence of such Change in Control, (a) if the end of such nine-month period falls before January 1, 2007, the Bank will accelerate payment of the First Stay Bonus and the Second Stay Bonus to the end of such nine-month period, and (b) if the end of such nine-month period falls on or after January 1, 2007 but before January 1, 2008, the Bank will accelerate payment of the Second Stay Bonus to the end of such nine-month period. If, before January 1, 2008, (i) the Bank involuntarily terminates Mr. Kolasinski’s employment for any reason other than “Cause” (as defined in the agreement), (ii) Mr. Kolasinski dies or suffers “Total Disability” (as defined in the agreement), or (iii) following a Change in Control of the Bank, Mr. Kolasinski terminates his employment with the Bank for “Good Reason” (as defined in the agreement), he will become entitled to receive a stay bonus, conditioned upon his (or his personal representative’s or beneficiary’s, if applicable) execution and delivery of the “Release Agreement” (as defined in the agreement), in the amount of (a) if his death, Total Disability or termination of employment occurs before January 1, 2007, the greater of $225,000 or the “Prorated Amount” (as defined in the agreement), or (b) if his death, Total Disability or termination of employment occurs on or after January 1, 2007, the Prorated Amount less $300,000. The “Prorated Amount” means $450,000 multiplied by a fraction, (I) the numerator of which is the number of calendar months (or portion thereof) of Continuous Service that he has completed after the date of this letter agreement until his death, Total Disability or termination of employment, and (II) the denominator of which is 48. Any stay bonus to which Mr. Kolasinski is entitled under this paragraph shall be paid to him, in cash and in full, not later than the later of (i) eight calendar days after execution and delivery by Mr. Kolasinski (or his beneficiary or personal representative, if applicable) of the Release Agreement, or (ii) the date on which such Release Agreement becomes effective.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of July 24, 2006, the beneficial ownership of common stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each Named Executive Officer, and (iv) all directors and executive officers as a group.

Name, Title and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Capital Research and Management	2,938,220		13.7%
333 South Hope Street, 55th Floor Los Angeles, CA 90071
Dimensional Fund Advisors Inc.	1,135,116		5.3%
1299 Ocean Avenue Santa Monica, CA 90401
Directors and executive officers:
Larry B. Faigin(2)	317,550	(3)	1.5%
Howard Amster	2,569,331	(4)	11.9%
23811 Chagrin Blvd. #200 Beachwood, OH 44122
Stephen P. Glennon	1,062,955		5.0%
720 Milton Road Rye, NY 10580
Robert H. Kanner	1,905,000	(5)	8.9%
3830 Kelley Ave Cleveland, OH 44114
Kathleen L. Kellogg(2)	15,000		*
William D. King(2)	51,250		*
John J. Lannan(2)	502,100		2.3%
Craig W. Kolasinski(2)	60,000	(6)	*
Takeo K. Sasaki(2)	10,000	(6)	*
Annette J. Vecchio(2)	7,040		*
Bryce W. Miller(2)	10,400	(7)	*
All directors and executive officers as a group (12 persons)	6,513,126	(8)	29.9%

(1)	Under rules of the Securities and Exchange Commission, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at July 24, 2006.
(2)	The address for this stockholder is c/o Beverly Hills Bancorp Inc., 23901 Calabasas Road, Suite 1050, Calabasas, CA 91302.
(3)	Includes 150,000 shares that may be acquired upon the exercise of options.
(4)	Includes 50,000 shares that may be acquired upon the exercise of options.
(5)	Includes 23,334 shares that may be acquired upon the exercise of options.
(6)	Represents shares that may be acquired upon the exercise of options.
(7)	Includes 10,000 shares that may be acquired upon the exercise of options.
(8)	Includes 305,834 shares that may be acquired upon the exercise of options.
*	Less than 1%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires a company’s directors, executive officers and beneficial owners of more than 10% of the common stock of such company to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the company’s securities. To the knowledge of the Company, no director, executive officer or beneficial owner of more than 10% of the Company’s stock failed to timely furnish reports required of such person by Section 16(a) on Forms 3, 4 and 5 during the year ended December 31, 2005.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Beverly Hills Bancorp Inc. specifically incorporates this Report by reference therein.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2005. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 “Communications with Audit Committees,” as amended by SAS No. 90 “Audit Committee Communications.” The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent public accountants their independence.

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is neither our duty nor our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our consultations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William D. King, Chair

Robert H. Kanner

Kathleen L. Kellogg

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Beverly Hills Bancorp Inc. specifically incorporates this Report by reference therein.

The Company’s executive compensation program is designed to attract, retain, and motivate high caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing “pay for performance” by having a portion of the executive’s compensation dependent upon business results and by providing equity interests in the Company. The principal elements of the Company’s executive compensation program are base salary, bonuses and equity participation, as discussed in further detail below.

Base Salary

Base salaries for the Company’s executives are intended to reflect the scope of each executive’s responsibilities, the success of the Company, and contributions of each executive toward the Company’s attainment of its objectives. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or market data, industry trends or internal fairness within the Company.

Bonuses

The amount of the bonuses paid to the executive officers by the Company for 2005 was determined by the Compensation Committee and approved by the Board of Directors. For 2005, the Compensation Committee determined the size of the bonus pool for all employees based on a number of factors, including, but not limited to, the Company’s income before taxes, the amount and recurring nature of its core earnings, and its volume of new loan production. The Compensation Committee then determined bonuses for executive officers from a portion of the total bonus pool based on each officer’s individual contributions towards meeting the overall objectives of the Company. In addition, one fourth of the bonuses for all current executive officers vest and become payable at the earlier to occur of termination of employment as a result of death, disability or termination by the Company without cause and December 31, 2008; if the executive officer’s employment terminates prior to December 31, 2008 by voluntary resignation or termination for cause by the Company, the officer is not entitled to the deferred portion of the bonus. The purpose of the deferral is to induce these executive officers to continue to work for the Company.

Equity Participation Plans

The Company has two stock plans, the 1999 Equity Participation Plan (the “1999 Plan”) and the 2002 Equity Participation Plan (the “2002 Plan”). Both the 1999 Plan and the 2002 Plan were approved by the shareholders of the Company.

Under the 1999 Plan, the Company may issue to directors, employees and consultants up to an aggregate of 4,000,000 shares of common stock upon exercise of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”) or stock appreciation rights (“SARs”), or the grant of restricted stock. No participant may receive awards under the 1999 Plan of more than 1,000,000 shares per year. The exercise price of any ISO or NSO, and the base value of any SAR, may not be less than the fair value of the underlying shares on the date of grant. The Company may sell restricted stock under the 1999 Plan at any price and any terms and conditions. The 1999 Plan expires in 2009.

Under the 2002 Plan, the Company may issue to directors, employees and consultants up to an aggregate of 1,000,000 shares of common stock upon exercise of ISOs or NSOs or the grant or sale of restricted stock. The exercise price of any ISO may not be less than the fair value of the underlying shares on the date of grant; there is no restriction under the 2002 Plan regarding the exercise price of any NSO. The Company may sell restricted stock under the 2002 Plan at any price and any terms and conditions. The 2002 Plan expires in 2012.

To date, only options have been issued under the Plans. As of July 24, 2006: (i) under the 1999 Plan, 3,652,310 shares had been issued, options to purchase 126,835 shares were outstanding, and 220,855 shares remained available for future option grants; and (ii) under the 2002 Plan, 16,666 shares had been issued, options to purchase 630,667 shares were outstanding, and 352,667 shares remained available for future option grants. From 2003 to 2005 the Board of Directors suspended the granting of options in order to prevent any further dilution of the value of the common stock.

CEO Compensation

The Company believes the Chief Executive Officer’s compensation should be closely aligned with the financial performance and overall success of the Company. As such, the compensation arrangements of its CEOs have provided significant incentives for increasing the Company’s profitability and shareholder value.

Mr. Kiley served as the Company’s Chief Executive Officer until August 2005 and continued to serve as the Chief Executive Officer and President of FBBH until his resignation in June 2006. Mr. Kiley’s compensation in 2005 was determined pursuant to his Employment, Confidentiality and Contingent Severance Agreement effective as of January 1, 2003. That agreement provided for a fixed base salary in addition to incentive compensation tied to the Company’s earnings and the price of the common stock, through options to purchase 200,000 shares of common stock granted to him in 2001 under the 1999 Equity Participation Plan. Mr. Kiley also was entitled to an annual bonus at the discretion of the Compensation Committee. The Compensation Committee awarded Mr. Kiley a bonus for 2005 in the amount of $250,000 (of which $75,000 was deferred until June 2006) based on the Company’s operating results for the year and on Mr. Kiley’s performance and role in helping the Company achieve its financial goals.

Mr. Faigin was appointed Chief Executive Officer in August 2005, succeeding Mr. Kiley. Mr. Faigin’s compensation, as determined under his Employment Agreement, provides for a base salary for the years 2006 through 2008, and an amount to be agreed upon thereafter. Mr. Faigin’s base salary for 2006 is consistent with the salary paid to the Company’s previous Chief Executive Officer, and the Committee believes this amount is commensurate with his duties and comparable for companies of similar size. Mr. Faigin also has an incentive compensation plan for 2006, which provides for additional compensation if certain performance measures are achieved, including bonus payments upon the attainment of specified objectives. In addition, in January 2006 Mr. Faigin was granted an option to purchase 600,000 shares of common stock under the Company’s 2002 Equity Participation Plan. The Committee believes Mr. Faigin’s compensation arrangement is in the best interests of the Company and its stockholders because much of the potential value of Mr. Faigin’s compensation is directly related to the financial performance of the Company.

COMPENSATION COMMITTEE

Kathleen L. Kellogg, Chair

Howard Amster

Robert H. Kanner

PERFORMANCE GRAPH

The following Performance Graph covers the five-year period from December 31, 2000 through December 31, 2005. The graph compares the performance of the Company’s common stock to the S&P 500 and an index of other small banks in California (the “CSBI”) which the Company believes comprise its industry peer group.

2005 Measurement Period (1) (2)

	December 31,
	2000	2001	2002	2003	2004	2005
Company (BHBC)	$100.00	$163.39	$263.39	$478.57	$902.68	$925.89
CSBI(3)	$100.00	$119.11	$173.36	$289.55	$388.11	$376.97
S&P 500	$100.00	$86.96	$66.64	$84.22	$91.79	$94.55

(1)	Assumes all distributions to stockholders are reinvested on the payment dates.
(2)	Assumes $100 invested on December 31, 2000 in the Company’s common stock, the S&P 500 Index and the CSBI.
(3)	The companies included in the CSBI are Commercial Capital Bancorp, First Regional Bancorp, ITLA Capital Corporation, Pacific Capital Bancorp, Provident Financial Holdings and UCBH Holdings.

INDEPENDENT PUBLIC ACCOUNTANTS

Principal Accounting Firm Fees

The Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), audited the financial statements of the Company for the years ended December 31, 2004 and 2005 and has been engaged to audit the financial statements of the Company for the year ending December 31, 2006. A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

The aggregate fees billed to the Company for the years ended December 31, 2005 and 2004 by Deloitte & Touche were as follows:

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Audit fees	$546	$559
Audit-related fees(a)	—	23

Total audit and audit related fees	546	582
Tax fees(b)	240	292
All other fees	—	—

Total fees	$786	$874

(a)	Includes fees related to readiness work performed for the implementation of the Sarbanes-Oxley Act of 2002.
(b)	Includes fees for tax compliance and tax consulting services, including tax planning and tax research.

In considering the nature of the services provided by Deloitte & Touche, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by Deloitte & Touche in 2005 and 2004 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that Deloitte & Touche may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by Deloitte & Touche in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and may not commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the Audit Committee has delegated its duties to pre-approve auditing services and permitted non-audit services to its chairman. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests an estimate of the maximum fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing an estimate of the fees for a service incorporates appropriate oversight and control of the Company’s relationship with Deloitte & Touche, while permitting the Company to receive immediate assistance from Deloitte & Touche when time is of the essence.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that permits retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed 5% of total fees paid to Deloitte & Touche in a given fiscal year;

3.	Such services were not recognized at the time of the engagement to be non-audit services;

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee prior to the completion of the audit; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

OTHER BUSINESS

The Company is not aware of any other business to be presented at the Annual Meeting and does not intend to bring any other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

In order to be eligible for inclusion in the Company’s Proxy Statement and proxy card for the next Annual Meeting of Stockholders in 2007 pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by the Secretary of the Company at its principal executive offices no later than March 30, 2007. However, in order for such stockholder proposals to be eligible to be brought before the stockholders at the next Annual Meeting, the stockholder submitting such proposals also must comply with the procedures, including the deadlines, required by the Company’s bylaws. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company’s Proxy Statement.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

We will furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules thereto, to any shareholder who so requests by writing to: Carol Schardt, Secretary, Beverly Hills Bancorp Inc., 23901 Calabasas Road, Suite 1050, Calabasas, CA, 91302.

By Order of the Board of Directors

Larry B. Faigin

Chief Executive Officer

Calabasas, California

July 25, 2006

PLEASE PROMPTLY VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. AT ANY TIME BEFORE A VOTE AT THE ANNUAL MEETING YOU MAY REVOKE YOUR PROXY BY (1) A LATER DATED PROXY OR A WRITTEN NOTICE OF REVOCATION DELIVERED TO THE INSPECTOR OF ELECTIONS OR THE SECRETARY OF THE COMPANY OR (2) ADVISING THE INSPECTOR OF ELECTIONS OR THE SECRETARY OF THE COMPANY AT THE MEETING THAT YOU ELECT TO VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING IS ON THURSDAY, AUGUST 31, 2006. PLEASE RETURN YOUR PROXY IN TIME.

AMERICAN STOCK TRANSFER C/O BEVERLY HILLS BANCORP INC. 6201 15TH AVENUE BROOKLYN, NY 11219

ANNUAL MEETING OF STOCKHOLDERS OF

BEVERLY HILLS BANCORP INC.

AUGUST 31, 2006

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Beverly Hills Bancorp Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Beverly Hills Bancorp Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BHBAN1 KEEP THIS PORTION FOR YOUR RECORDS

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

DETACH AND RETURN THIS PORTION ONLY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.
1.	Election of seven directors:		☐	☐	☐
	1) Howard Amster 2) Larry B. Faigin 3) Stephen P. Glennon 4) Robert H. Kanner	5) Kathleen L. Kellogg 6) William D. King 7) John J. Lannan

2.	To transact such other business as may properly come before the Annual Meeting of Stockholders and at any postponements or adjournments thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Note:

Please sign exactly as your name or names appear(s) on this Proxy.

When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

BEVERLY HILLS BANCORP INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 31, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Beverly Hills Bancorp Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Larry B. Faigin and William D. King, and each of them singly, proxies and attorneys-in-fact, with full power of substitution on behalf and in the name of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of Beverly Hills Bancorp Inc. to be held on August 31, 2006, at 10:00 a.m. Pacific time, at the law offices of McDermott, Will & Emery LLP, 2049 Century Park East, Conference Room 38 Main, Los Angeles, California 90067, and at any postponements or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

(Continued and to be signed on the reverse side)